UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Ocera Therapeutics, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

67552A108
(CUSIP Number)

February 23, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67552A108	Page 2 of 18

1.	Name of reporting persons Venrock Healthcare Capital Partners, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) PN

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 3 of 18

1.	Name of reporting persons VHCP Co-Investment Holdings, LLC
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) OO

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 4 of 18

1.	Name of reporting persons Venrock Healthcare Capital Partners II, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) PN

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 5 of 18

1.	Name of reporting persons VHCP Co-Investment Holdings II, LLC
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) OO

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 6 of 18

1.	Name of reporting persons VHCP Management, LLC
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) OO

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 7 of 18

1.	Name of reporting persons VHCP Management II, LLC
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) OO

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 8 of 18

1.	Name of reporting persons Hove, Anders
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) IN

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 9 of 18

1.	Name of reporting persons Koh, Bong
2.	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	5.	Sole voting power 0
	6.	Shared voting power 1,885,6682
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,885,6682
9.	Aggregate amount beneficially owned by each reporting person 1,885,6682
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 9.1%3
12.	Type of reporting person (see instructions) IN

1
Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Anders Hove are members of a group for the purposes of this Schedule 13G.

2
Consists of (i) 792,351 shares of common stock owned by Venrock Healthcare Capital Partners, L.P., including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock owned by VHCP Co-Investment Holdings, LLC, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P.; and (iv) 273,569 shares of common stock owned by VHCP Co-Investment Holdings II, LLC.

3
This percentage is calculated based upon 20,503,211 shares of common stock outstanding as of October 31, 2015, as set forth in Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP No. 67552A108	Page 10 of 18

Introductory Note: This Schedule 13G is filed on behalf of Venrock Healthcare Capital Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP”), VHCP Co-Investment Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment”), Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP II”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment II”), VHCP Management, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management”), VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management II” and collectively with VHCP, VHCP Co-Investment, VHCP II, VHCP Co-Investment II and VHCP Management, the “Venrock Entities”), Anders Hove (“Hove”) and Bong Koh (“Koh”) in respect of shares of common stock of Ocera Therapeutics, Inc.

Item 1.

(a)	Name of Issuer

Ocera Therapeutics, Inc.

(b)	Address of Issuer’s Principal Executive Offices

525 University Avenue, Suite 610
Palo Alto, CA 94301

Item 2.

(a)	Name of Person Filing

Venrock Healthcare Capital Partners, L.P.
VHCP Co-Investment Holdings, LLC
Venrock Healthcare Capital Partners II, L.P.
VHCP Co-Investment Holdings II, LLC
VHCP Management, LLC
VHCP Management II, LLC
Anders Hove
Bong Koh

(b)	Address of Principal Business Office or, if none, Residence

New York Office:	Palo Alto Office:	Boston Office:

530 Fifth Avenue	3340 Hillview Avenue	470 Atlantic Avenue
22nd Floor	Palo Alto, CA 94304	4th Floor
New York, NY 10036		Boston, MA 02210

(c)	Citizenship

Each of the Venrock Entities was organized in Delaware. Hove and Koh are both United States citizens.

(d)	Title of Class of Securities

Common Stock, $0.00001 par value per share

(e)	CUSIP Number

67552A108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

CUSIP No. 67552A108	Page 11 of 18

Item 4.	Ownership

(a)	Amount Beneficially Owned as of March 3, 2016:

Venrock Healthcare Capital Partners, L.P.	1,885,668	(1)
VHCP Co-Investment Holdings, LLC	1,885,668	(1)
Venrock Healthcare Capital Partners II, L.P.	1,885,668	(1)
VHCP Co-Investment Holdings II, LLC	1,885,668	(1)
VHCP Management, LLC	1,885,668	(1)
VHCP Management II, LLC	1,885,668	(1)
Anders Hove	1,885,668	(1)
Bong Koh	1,885,668	(1)

(b)	Percent of Class as of March 3, 2016:

Venrock Healthcare Capital Partners, L.P.	9.1%
VHCP Co-Investment Holdings, LLC	9.1%
Venrock Healthcare Capital Partners II, L.P.	9.1%
VHCP Co-Investment Holdings II, LLC	9.1%
VHCP Management, LLC	9.1%
VHCP Management II, LLC	9.1%
Anders Hove	9.1%
Bong Koh	9.1%

(c)	Number of shares as to which the person has, as of March 3, 2016:

(i)	Sole power to vote or to direct the vote

Venrock Healthcare Capital Partners, L.P.	0
VHCP Co-Investment Holdings, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management, LLC	0
VHCP Management II, LLC	0
Anders Hove	0
Bong Koh	0

(ii)	Shared power to vote or to direct the vote

Venrock Healthcare Capital Partners, L.P.	1,885,668	(1)
VHCP Co-Investment Holdings, LLC	1,885,668	(1)
Venrock Healthcare Capital Partners II, L.P.	1,885,668	(1)
VHCP Co-Investment Holdings II, LLC	1,885,668	(1)
VHCP Management, LLC	1,885,668	(1)
VHCP Management II, LLC	1,885,668	(1)
Anders Hove	1,885,668	(1)
Bong Koh	1,885,668	(1)

CUSIP No. 67552A108	Page 12 of 18

(iii)	Sole power to dispose or to direct the disposition of

Venrock Healthcare Capital Partners, L.P.	0
VHCP Co-Investment Holdings, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management, LLC	0
VHCP Management II, LLC	0
Anders Hove	0
Bong Koh	0

(iv)	Shared power to dispose or to direct the disposition of

Venrock Healthcare Capital Partners, L.P.	1,885,668	(1)
VHCP Co-Investment Holdings, LLC	1,885,668	(1)
Venrock Healthcare Capital Partners II, L.P.	1,885,668	(1)
VHCP Co-Investment Holdings II, LLC	1,885,668	(1)
VHCP Management, LLC	1,885,668	(1)
VHCP Management II, LLC	1,885,668	(1)
Anders Hove	1,885,668	(1)
Bong Koh	1,885,668	(1)

(1)
These shares are owned directly as follows: (i) 792,351 shares of common stock are owned by VHCP, including 118,981 shares underlying immediately exercisable warrants; (ii) 144,945 shares of common stock are owned by VHCP Co-Investment, including 21,765 shares underlying immediately exercisable warrants; (iii) 674,803 shares of common stock are owned by VHCP II; and (iv) 273,569 shares of common stock are owned by VHCP Co-Investment II.  VHCP Management is the general partner of VHCP and the manager of VHCP Co-Investment. VHCP Management II is the general partner of VHCP II and the manager of VHCP Co-Investment II. Messrs. Hove and Koh are the managing members of VHCP Management and VHCP Management II.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

CUSIP No. 67552A108	Page 13 of 18

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 3, 2016

Venrock Healthcare Capital Partners, L.P.			VHCP Co-Investment Holdings, LLC

By:	VHCP Management, LLC,		By:	VHCP Management, LLC,

	its General Partner			its Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp

	Title:	Authorized Signatory		Title:	Authorized Signatory

VHCP Management, LLC

By:	/s/ David L. Stepp
	Name:	David L. Stepp

	Title:	Authorized Signatory

/s/ David L. Stepp, as attorney-in-fact

Anders Hove

/s/ David L. Stepp, as attorney-in-fact

Bong Koh

Venrock Healthcare Capital Partners II, L.P.			VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC,		By:	VHCP Management II, LLC,

	its General Partner			its Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp

	Title:	Authorized Signatory		Title:	Authorized Signatory

VHCP Management II, LLC

By:	/s/ David L. Stepp
	Name:	David L. Stepp

	Title:	Authorized Signatory

EXHIBITS

A:	Joint Filing Agreement

B:	Power of Attorney for Anders Hove

C:	Power of Attorney for Bong Koh

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Ocera Therapeutics, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 3rd day of March, 2016.

Venrock Healthcare Capital Partners, L.P.			VHCP Co-Investment Holdings, LLC

By:	VHCP Management, LLC,		By:	VHCP Management, LLC,

	its General Partner			its Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp

	Title:	Authorized Signatory		Title:	Authorized Signatory

VHCP Management, LLC

By:	/s/ David L. Stepp
	Name:	David L. Stepp

	Title:	Authorized Signatory

/s/ David L. Stepp, as attorney-in-fact

Anders Hove

/s/ David L. Stepp, as attorney-in-fact

Bong Koh
Venrock Healthcare Capital Partners II, L.P.			VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC,		By:	VHCP Management II, LLC,

	its General Partner			its Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp

	Title:	Authorized Signatory		Title:	Authorized Signatory

VHCP Management II, LLC

By:	/s/ David L. Stepp
	Name:	David L. Stepp

	Title:	Authorized Signatory

EXHIBIT B

POWER OF ATTORNEY FOR ANDERS HOVE

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of David L. Stepp, Mark G. Thompson, and Dick Bradshaw, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)
prepare execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act ) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)
take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact, or (c) until such attorney-in-fact shall no longer be employed by VR Management, LLC (or its successor).

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 4th day of January, 2010.

/s/ Anders Hove

EXHIBIT C

POWER OF ATTORNEY FOR BONG KOH

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Lisa Harris, Sherman G. Souther, Jr. and David L. Stepp, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)
prepare, execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)
take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Venrock.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 26th day of January, 2015.

/s/ Bong Koh
Bong Koh